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                                                                   EXHIBIT 15

June 3, 1998

CNA Surety Corporation
CNA Plaza
Chicago, Illinois

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of CNA Surety Corporation and subsidiaries for the period ended March 31, 1998 and CCC Surety Operations (the Predecessor), a unit of CNA Financial Corporation, for the period ended March 31, 1997, as indicated in our report dated May 12, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in the Quarterly Report of CNA Surety Corporation on Form 10-Q for the quarter ended March 31, 1998, is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP
Chicago, Illinois